                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -----------------

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              -------------------

                          CATHAY SECURITIES FUND, INC.
                          ----------------------------
                                     (Name)

               777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012
               -------------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (213) 625-4758
                                 --------------

                                   ELENA CHAN
               777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012
               -------------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES    [ ]                  NO     [X]

        Item 1.       Cathay Securities Fund, Inc.


        Item 2.       Maryland; July 10, 2000


        Item 3.       Corporation

        Item 4.       Management company

        Item 5.       a.     closed-end
                      b.     non-diversified

        Item 6.       Elena Chan
                      777 North Broadway
                      Los Angeles, California  90012

                      Dennis Kwok
                      777 North Broadway
                      Los Angeles, California  90012


        Item 7.

                      Dunson K. Cheng - Director and President
                      777 North Broadway
                      Los Angeles, California  90012



                      Anthony M. Tang - Director and Vice President 777 North Broadway
                      Los Angeles, California  90012


                      Donald Cheng - Director
                      2752 West 24th Avenue
                      Vancouver, B.C. V6L 1R1
                      Canada

                      Hubert Y. Hui - Director
                      303-- 8880 Cook Road
                      Richmond, B.C. V6Y 2Y4
                       Canada

                      George Lee - Director
                      213 Los Laureles
                      South Pasadena, CA 91030

                      Elena Chan - Secretary
                      East West Bank
                      777 North Broadway
                      Los Angeles, California  90012

        Item 8.       Not Applicable

        Item 9.       a.     No
                      b.     Not Applicable
                      c.     No
                      d.     No
                      e.     Not Applicable

        Item 10.      $0


        Item 11.      No

        Item 12.      Not Applicable

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles, California on this 12th day of July, 2000.


                                       Signature:   CATHAY SECURITIES FUND, INC.

                                       By:  /s/ DUNSON K. CHENG
                                            ------------------------------
                                            President

Attest:/s/ ANTHONY M. TANG
       -------------------

Title:  Vice President